UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report                      February 10, 2005                      Commission file number                      1-08395

MORGAN’S FOODS, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-0562210

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

24200 Chagrin Boulevard, Suite 126, Beachwood, OH 44122
(Address of principal executive officers) (Zip Code)

Registrant’s telephone number, including area code:                                          (216) 360-7500

Item 8.01. Other Events.

As previously announced, the Company has conducted meetings with its three primary lenders with the intent of securing short term, temporary reductions in its debt service payments to conserve cash and to allow the Company to execute sale/leaseback financing on a number of its owned restaurant properties. The sale/leaseback transactions, if successful, will generate proceeds to prepay a portion of the Company’s debt and will result in cash flow improvement by replacing debt service with rent payments of a lesser amount. In order to successfully execute the financial restructuring, the Company must obtain relief from prepayment penalties from some of its lenders. On February 7, 2005, the Company reduced its debt service payments to interest only on loans with one lender representing 50.2% of the principal balance of all of the Company’s loans. The Company expects to continue this reduced payment schedule until the financial restructuring is completed. The Company has received a letter of understanding from this lender, acknowledging the financial restructuring and confirming its intent to negotiate a formal agreement of forbearance. Management expects that it will be able to complete the financial restructuring successfully and is encouraged by the improved financial results generated by the previously announced organizational restructuring. Nonetheless, given the level of the Company’s indebtedness and other demands on its cash resources, there can be no assurance that the Company’s lenders will consent to the restructuring, that the restructuring will be accomplished, or that other actions might not be taken by creditors that would impede the Company’s ability to satisfy its obligations.

The Company’s temporary reduction of the required debt payments could result in the exercise of certain remedies available to the lender which may include calling of the debt, acceleration of payments or foreclosure on the Company’s assets which secure the debt. The Company’s other lenders may have similar remedies available to them based on the Company’s reduction of the aforementioned principal payments. The lenders have not initiated any of these remedies and management believes, but cannot assure, that these actions will not be taken prior to the Company completing the financial restructuring described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.
          (Registrant)

Dated: February 10, 2005	By: /s/ Kenneth L. Hignett Kenneth L. Hignett Senior Vice President, Chief Financial Officer & Secretary